Exhibit 10.17

Summary of Compensation for Named Executive Officers

Base Salary

As of March 15, 2005, the base salary of each of the “named executive officers”, as defined in Item 402 of Regulation S-K, of MicroStrategy Incorporated (the “Company”), was as follows:

Michael J. Saylor, Chairman of the Board, President and Chief Executive Officer	$375,000

Sanju K. Bansal, Vice Chairman of the Board, Executive Vice President and Chief Operating Officer	$200,000

Jonathan F. Klein, Vice President, Law and General Counsel	$225,000

Arthur S. Locke, III, Vice President, Finance and Chief Financial Officer	$225,000

Jeffrey A. Bedell, Vice President, Technology and Chief Technology Officer	$200,000

Eduardo S. Sanchez, Vice President, Worldwide Sales and Services	$250,000

Cash Bonus Compensation

The Compensation Committee is authorized to develop, adopt and implement compensation arrangements, including cash bonus awards, for Mr. Saylor. The Compensation Committee has not yet determined the terms for any cash bonus plan or award for Mr. Saylor for 2005.

The Chief Executive Officer is authorized to develop, adopt and implement compensation arrangements, including cash bonus awards, for Messrs. Bansal, Klein, Locke, Bedell and Sanchez. The Chief Executive Officer has not yet determined the terms for any such cash bonus plan or award for 2005.

Other Compensation

The Compensation Committee may also, from time to time, award each of the named executive officers compensation in the form of stock options granted under the Company’s Second Amended and Restated 1999 Stock Option Plan.

On February 25, 2005, the Company entered into an agreement with Alcantara LLC, a Delaware limited liability company (“Alcantara”) of which Mr. Saylor is the sole member. Under the agreement, the Company is (i) providing to Alcantara use of approximately 150 square feet of office space within the Company’s leased space at 1861 International Drive, McLean, Virginia, (ii) providing to Alcantara various related services, and (iii) providing to Mr. Saylor gross-up payments in respect of taxes that he may incur as a result of the arrangement. The agreement does not require any rental or other payments from Alcantara or Mr. Saylor. The Company has filed a copy of this agreement as Exhibit 10.19 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The Company also pays Mr. Saylor’s monthly dues at a private club that offers dining services and hosts business, professional and social community events.